Exhibit 4.23
(Multicurrency—Cross Border)
ISDA 1992 Master Agreement
AMENDED AND RESTATED
SCHEDULE
to the
Master Agreement
dated as of January 4, 2010
between

BP Corporation North America Inc.		Legacy Energy, Inc.
a corporation organized and existing	and	a corporation organized and existing
under the laws of the State of Indiana		under the laws of the State of Delaware

(“Party A”)		(“Party B”)
Party A and Party B entered into an ISDA Master Agreement (“Master Agreement”) and Schedule thereto (“Original Schedule”), dated as of April 1, 2009 (collectively the “Original Agreement”). Party A and Party B desire to amend and restate the Original Schedule as follows below. This Amended and Restated Schedule (“Schedule”) and the Master Agreement are referred to collectively as the “Agreement”.
Part 1. Termination Provisions.
(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v):	Not Applicable
Section 5(a)(vi):	Not Applicable
Section 5(a)(vii):	Not Applicable
Section 5(b)(iv):	Not Applicable

and in relation to Party B for the purpose of:
Section 5(a)(v):	Not Applicable
Section 5(a)(vi):	Not Applicable
Section 5(a)(vii):	Not Applicable
Section 5(b)(iv):	Not Applicable
(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and to Party B and, provided further that, such provisions will apply in respect of Party B under:
(A) that certain Credit Agreement dated December 17, 2009 by and among Legacy Energy, Inc., as Borrower, Nimin Energy Corp., and Ionic Capital Corp., as a Lender with respect to the loans and obligations (“Credit Agreement”);
(B) that certain Amendment to Deed of Trust, Mortgage, Security Agreement, Financing Statement, Assignment of Leases and Assignment of Production dated December 17, 2009 from Legacy Energy, Inc. as Mortgagor and Debtor to Ionic Capital Corp., Trustee for the benefit of Ionic Capital Corp. as Mortgagee (“Wyoming Mortgage”);

(C) that certain Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing dated December 17, 2009 from Legacy Energy, Inc., as Trustor and Debtor, to First American Title Insurance Company, as Trustee, for the benefit of Ionic Capital Corp., as Secured Party (“California Mortgage”);
(D) those certain Act(s) of Mortgage, Pledge, Security Agreement and Assignment of Production dated December 17, 2009 from Legacy Energy, Inc., as Mortgagor, to Ionic Capital Corp., as Mortgagee (each of mortgages for (i) Jefferson Davis Parish, (ii) Lafourche Parish, (iii) Vermillion Parish, (iv) Acadia Parish, and (v) St. Landry Parish; together, the “Louisiana Mortgages”);
(E) that certain Pledge dated December 17, 2009 from NiMin Energy Corp., for the benefit of Ionic Capital Corp., as Collateral Agent for the Secured Parties (“Pledge”);
(F) that certain Share Pledge dated December 17, 2009 from NiMin Energy Corp., for the benefit of Ionic Capital Corp., as Collateral Agent for the Secured Parties (“Share Pledge”);
(G) that certain Guarantee dated December 17, 2009 from NiMin Energy Corp., for the benefit of Ionic Capital Corp., as Collateral Agent for the Secured Parties (“Guarantee”);
(H) that certain Debenture dated December 17, 2009 from NiMin Energy Corp., for the benefit of Ionic Capital Corp., as Collateral Agent for the Secured Parties (“Debenture”);
(I) that certain Intercreditor Agreement dated January 4, 2010 by and among BP Corporation North America Inc, as Swap Counterparty, Legacy Energy, Inc., as Borrower, and Ionic Capital Corp., as a Lender and as Collateral Agent with respect to the loans and obligations (“Intercreditor Agreement”);
(J) any other instrument, agreement, filing or other document included as one of the security documents as set forth in Section 7 of the Credit Agreement (“Other Security Instruments”); and
(K) any amendments, ratifications or modifications to (A) through (J) thereto. Collectively the Credit Agreement, the Wyoming Mortgage, the California Mortgage, the Louisiana Mortgages, the Pledge, the Share Pledge, the Guarantee, the Debenture, the Intercreditor Agreement, the Other Security Instruments and any amendments, ratifications or modifications thereto, shall hereinafter be referred to as the “Security Documents.”
(i)	“Specified Indebtedness” has the meaning specified in Section 14 except that for Party A it excludes an obligation for borrowed money where the creditor’s recourse on the obligation is limited to assets for which the money was borrowed; and

(ii)	“Threshold Amount” means with respect to Party A: 3% of the Shareholders’ Equity of Party A and with respect to Party B, $500,000 USD; and
For the purposes of the definition of Threshold Amount, “Shareholders’ Equity” means, at any time, the amount of paid-in capital in respect of all issued and fully-paid shares of the share capital of the relevant entity, plus the contributed surplus, plus the cumulative translation adjustment (if any), plus the retained earnings, less any treasury stock held, and plus or minus (as applicable) any other adjustment to the equity account, all the foregoing as calculated in accordance with generally accepted accounting principles in the country in which the entity is organized, consistently applied..

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and will apply to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement and subject to the provisions of Part 5 of this Schedule:
(i)	Loss will apply.

(ii)	The Second Method will apply.
(g)	“Termination Currency” means United States Dollars.

(h)	“Additional Termination Event” will apply.
(i)	If any or all of the Security Documents (as defined in Part 1 (c) of this Schedule) (i) expire, (ii) are terminated, replaced or refinanced, (iii) assigned to any third party, or (iv) amended, the result of which event under (i), (ii), (iii) or (iv) is to materially reduce the value of the collateral, security, or credit support available to Party A, as determined by Party A in its sole discretion, while Transactions are still in effect or outstanding hereunder and Party B does not within two (2) business days of such expiration, termination, replacement, refinancing, assignment, or amendment, as applicable, either (A) deliver pari passu 1st lien replacement security having a value and terms and conditions acceptable to Party A in its sole discretion, or (B) provide Party A with replacement security sufficient in form, amount and for a term acceptable to Party A in its sole discretion (such security including but not limited to providing a standby irrevocable letter of credit, a prepayment, a security interest in an asset, a performance bond or guaranty, or a mutually agreed to Credit Support Annex and Paragraph 13 to this Agreement), then Party B will be the sole Affected Party.”
Part 2. Tax Representations.
(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations.
(1)	For the purpose of Section 3(f) of this Agreement, Party A represents that (i) it is a corporation organized and existing under the laws of the State of Indiana, (ii) it is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code, and (iii) its U.S. taxpayer identification number is 36-1812780.

(2)	For the purpose of Section 3(f) of this Agreement, Party B represents that (i) it is a corporation organized and existing under the laws of the State of Delaware, (ii) it is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code, and (iii) its U.S. taxpayer identification number is 26-0584520.

Part 3. Agreement to Deliver Documents.
For the purpose of Sections 4(a)(i), (ii) and (iii) of this Agreement, each party agrees to deliver the following documents, as applicable:
(a)	Tax forms, documents or certificates to be delivered: None, other than those required in Section 4(a)(iii).

(b)	Other documents to be delivered:

Party
Required to
Deliver	Form/Document/	Date by Which	Covered by Section
Document	Certificate	to be Delivered	3(d) Representation

Party A and Party B	A certified copy of the resolution of the Board of Directors of Party A or Party B, as the case may be, or of its relevant committee, authorizing such party to enter into this Agreement and each Transaction, and an incumbency certificate.	Upon the execution of this Agreement.	Yes

Party A and Party B	A copy of the Form 10-K or the annual report for such party, or the Credit Support Provider of Party B, (if relevant) containing audited financial statements for the most recently ended financial year.	Contemporaneously with delivery to lender, unless publicly available through EDGAR or some other source.	Yes

Party B	Any engineering valuations and any reserve reports covering the Oil and Gas Property as defined in the Intercreditor Agreement.	Upon the execution of this Agreement, and thereafter as and when prepared for Party B under Section 12(j) of the Credit Agreement.	Yes

Party B	Copies of all determinations and/or re-determinations of the value of the Security as defined in and provided for in the Credit Agreement.	Upon the receipt of the determinations and/or redeterminations by Party B.	Yes

Party B	Executed copies of all agreements and documents listed under as set forth in Section 7 of the Credit Agreement.	Upon request, as soon as reasonably practicable.	Yes

Party B	Reports of all volumes of production committed to commodity hedge agreements (if applicable) of Party B setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.	Upon request or as soon as reasonably practical after each such agreement is entered into.	Yes

Party B	Copies of any financial reports or summaries provided under Section 12 of the Credit Agreement.	Upon request, as soon as reasonably practicable.	Yes

Party A and Party B	Such other information and documents as the other party may reasonably request.	Upon request, as soon as reasonably practicable.	Yes

Part 4. Miscellaneous.
(a)	Address for Notices. For the purpose of Section 12(a) of this Agreement:

Address for Confirmations to Party A:

Address:	BP Corporation North America Inc.
501 WestLake Park Blvd.
Houston, Texas 77079

Attention:	Confirmation Department

Facsimile No.:	281-366-4934
Telephone No.:	281-366-0879
Address for other notices or communications to Party A (other than Confirmations):

Address:	BP Corporation North America Inc.
501 WestLake Park Blvd.
Houston, Texas 77079

Attention:	Contract Services

Facsimile No.:	281-366-0203
Telephone No.:	281-366-7159
Address for Invoices to Party A:

Address:	BP Corporation North America Inc.
501 WestLake Park Blvd.
Houston, Texas 77079

Attention:	Risk Accounting

Facsimile No.:	281-366-5935
Telephone No.:	281-366-4919
Wire Payment Instructions for Party A:
BP Corporation North America Inc. JP Morgan Chase Bank, NY For the Account of: BP Energy Company ABA: 021-000021 Acct No.: 910-2-548097 New York, NY 10081-6000
Address for Confirmations, notices or communications to Party B:

Address:	Legacy Energy, Inc.
1135 Eugenia Place, Suite C
Carpinteria, CA 93013

Attention:	Jonathan S. Wimbish

Telephone No.:	805-566-2900
Facsimile No.:	805-566-2917

Address for Invoices to Party B:

Address:	Legacy Energy, Inc.
P.O. Box 420
Carpinteria, CA 93013

Attention:	Jonathan S. Wimbish

Telephone No.:	805-566-2900
Facsimile No.:	805-566-2917
Wire Payment Instructions for Party B:
Bank: Business First Bank

For the Account of: Legacy Energy, Inc. ABA: 122239982 Acct No.: 1010004206 1035 State St. Santa Barbara, CA 93101

(b)	Process Agent.	With respect to Party A: Not Applicable.

With respect to Party B: Not Applicable.
(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For purposes of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A unless an Event of Default in respect of Party A has occurred and is then continuing in which case the Calculation Agent shall be Party B or a recognized dealer designated in good faith by Party B to be the Calculation Agent.

(f)	Credit Support Document.

With respect to Party A: Not Applicable.

With respect to Party B, the Security Documents.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: Not Applicable

Credit Support Provider means in relation to Party B: Not Applicable

(h)	GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED, INTERPRETED, AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD OR REFERENCE TO THE CHOICE OF LAW DOCTRINE OF ANY JURISDICTION.

(i)	Jurisdiction. Section 13(b) of the Agreement is hereby amended by (i) deleting the word “non-exclusive” appearing in paragraph (i) thereof and substituting therefor the word “exclusive” and (ii) deleting the last sentence of Section 13(b) and substituting therefor the following sentence:

“Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of Texas or the United States District Court located in the City of Houston lacks jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of Texas or City of Houston, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate (including, without limitation, any suit, action or proceeding described in Section 5(a)(vii)(4) of this Agreement), and, in order to exercise or protect its rights, interests or remedies under this Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

(j)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will not apply to all Transactions.

(k)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(l)	“Illegality”. Subparagraph (i) of Section 5(b) of this Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:
(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—
(1) for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2) for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;
Part 5. Other Provisions.
(a)	LIMITATION OF LIABILITY. NOTWITHSTANDING THE DEFINITION OF “LOSS,” NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE OR STRICT LIABILITY) TO ANY OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OF SECTION 6(e) OF THIS AGREEMENT OR THE OBLIGATION TO

PAY ANY AMOUNT REQUIRED PURSUANT TO SECTION 6(e) OF THIS AGREEMENT; PROVIDED, FURTHER, THIS PART 5(a) SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(b)	Consent to Telephone Recording; Confirmation of a Transaction.
(i)	Transactions Entered Into Orally. Should the parties come to an understanding regarding a particular Transaction, the Transaction will be formed and effectuated between the parties by an oral offer and oral acceptance. The parties shall be legally bound by each Transaction from the time they agree to its terms and acknowledge that each party will rely thereon in doing business related to the Transaction. Any Transaction formed and effectuated pursuant to the foregoing shall be considered a “writing” or “in writing” and to have been “signed” by each party.

(ii)	Taping of Transactions. Each party hereby agrees that the other party or its agents may electronically record all telephone conversations between officers or employees of the consenting party and the officers or employees of the other party who quote on, agree to, or otherwise discuss terms of Transactions or potential Transactions on behalf of the party. Each party may, at each party’s respective expense, maintain equipment necessary to record Transactions on audiotapes and/or digital recording media (“Transaction Tapes”) and retain Transaction Tapes and the electronic evidence of Transactions on such Transaction Tapes in such manner and for so long as each party deems necessary in its sole respective discretion, but is not obligated to do so; provided that NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY MALFUNCTION OF SUCH EQUIPMENT OR THE OPERATION THEREOF IN RESPECT OF ANY TRANSACTION WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY, AND/OR COMPARATIVE NEGLIGENCE (WHETHER GROSS OR SIMPLE, OR ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF ANY PARTY. No Transaction shall be invalidated should a Transaction Tape be erased for any reason or a malfunction occur in equipment utilized for recording Transactions or retaining Transaction Tapes or the operation thereof.

(iii)	Waiver of Statute of Frauds. THE PARTIES HEREBY WAIVE ALL PROVISIONS OF ANY APPLICABLE STATUTE OF FRAUDS WITH RESPECT TO ANY TRANSACTIONS SUBJECT TO THIS AGREEMENT; PROVIDED, HOWEVER, AMENDMENTS TO THE TERMS AND PROVISIONS OF THIS AGREEMENT MUST BE IN WRITING AND SIGNED BY THE PARTIES. The parties agree not to contest or assert a defense to the validity or enforceability of Transactions entered into orally under laws relating to whether certain agreements are to be in writing or signed by the party to be thereby bound.

(iv)	Confirmation of a Transaction.
(1)	With respect to each Transaction entered into pursuant to this Agreement, Party A will promptly send a Confirmation to Party B by any reasonable means, including, without limitation, by facsimile, hand delivery, courier, or certified United States mail (return receipt requested). Failure by Party A to send, or Party B to return, a Confirmation shall not invalidate any Transaction. Party A adopts its confirming letterhead, or the like, as its signature on any Confirmation as its identification and authentication.

(2)	If Party A’s Confirmation is materially different from Party B’s understanding of the terms of a Transaction, Party B shall notify Party A of any such material differences in writing by the

Confirm Deadline. “Confirm Deadline” shall mean 5:00 p.m. in Party B’s time zone on the fifth New York Business Day following the New York Business Day a Confirmation is received by Party B; provided, if the Confirmation is received after 5:00 p.m. in Party B’s time zone, it shall be deemed received at the opening of the next New York Business Day. “New York Business Day” shall mean any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(3)	The failure of Party B to so notify Party A of any such material differences in writing by the Confirm Deadline constitutes Party B’s acceptance of the description of the terms of the Transaction in Party A’s Confirmation. If Party B has timely objected in writing to the terms of Party A’s Confirmation, such Transaction remains valid and the parties remain legally bound thereby; however, both parties shall in good faith attempt to resolve such differences. Once such material differences are resolved, Party A may transmit a written Confirmation to Party B, and such written Confirmation shall be accepted (or disputed) pursuant to the provisions of Part 5(b)(iv). The provisions of Part 5(b)(iv) may be repeated as many times as necessary to produce a written Confirmation that is accepted or deemed accepted by the receiving party.

(4)	Notwithstanding the provisions of Section 12(a)(iii) of the Agreement, a written Confirmation and any other writing related to or in response to a written Confirmation shall be deemed delivered to the receiving party (i) when actually received by the receiving party or (ii) with respect to a written Confirmation and other writing delivered by facsimile, when the sending party’s facsimile machine indicates by an electronic or written facsimile log that the receiving party’s facsimile machine received such written Confirmation.

(5)	Party A shall not be required to maintain or retain a paper-based version of the written Confirmation delivered to Party B. In addition to a paper-based version of the written Confirmation delivered to Party B, the following shall constitute a “written Confirmation” for all purposes of this Agreement: (i) an electronic image of a paper-based version of the written Confirmation, and (ii) data in Party A’s computer system.

(6)	In the absence of a written Confirmation that the parties have signed or deemed to have accepted, any evidence may be used to establish the terms of a Transaction, including, without limitation, a Transaction Tape, oral testimony, data in a computer system, trade tickets, and/or notes. If a written Confirmation exists which the parties have executed or deemed to have accepted, in the event of conflict between the terms of the written Confirmation and any other evidence of the terms of a Transaction (including, without limitation, a Transaction Tape, oral testimony, data in a computer system, trade tickets, and/or notes), the terms of the written Confirmation shall control to the extent of any such conflict.
(v)	Confirmations Do Not Amend Certain Terms. Confirmations shall not amend the terms of this Agreement unless a Confirmation is in writing and signed by both parties.
(c)	Applicable Rate. The definition of “Applicable Rate” set forth in Section 14 is hereby amended by adding to the end of Section (b) of the definition after the word “Rate” the following provision: “; provided, however, that if the payee is a Defaulting Party for purposes of Section 6(e), then the rate shall be the Non-default Rate.”

(d)	Limitation of Rate. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Default Rate, Non-default Rate, or Termination Rate exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the subject indebtedness under the law applicable to such party.

(e)	Set-off. Without affecting or prejudicing the provisions of this Agreement requiring the calculation and payment of certain net payment amounts on Scheduled Payment Dates, all payments will be made without Set-off or counterclaim; provided, however, that upon the designation or deemed designation of an Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to Set-off, counterclaim, or otherwise withhold payment) under applicable law or this Agreement, the Non-defaulting Party or the non-Affected Party (in either case, “X”) may, at its option and in its discretion, Set-off, against any amounts owed to the Defaulting Party or Affected Party (in either case, “Y”) in Dollars or any other currency by X or any Affiliate of X under this Agreement or otherwise, any amounts owed in Dollars or any other currency by Y to X or any Affiliate of X under this Agreement or otherwise. The obligations of Y and X under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such Set-off. For this purpose, the amounts subject to the Set-off may be converted at the applicable prevailing exchange rate into the Termination Currency by X. If the amount of an obligation has not been ascertained, X may, in good faith, estimate that obligation and Set-off in respect of the estimate, subject to X or Y, as the case may be, accounting to the other party when the obligation is ascertained. X will give Y notice of any Set-off effected under this section provided that failure to give such notice shall not affect the validity of the Set-off. Nothing in this paragraph shall be deemed to create a charge or other security interest. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to Set-off, counterclaim, or otherwise withhold payment) to which a party may be entitled (whether by operation of law, contract or otherwise).

(f)	Definitions and Inconsistency. This Agreement, each Confirmation, and each Transaction are subject to the 2000 ISDA Definitions (the “Swap Definitions”), the 2005 ISDA Commodity Definitions, (the “Commodity Definitions”) each as published by the International Swaps and Derivatives Association, Inc. (collectively the “ISDA Definitions”). The ISDA Definitions are incorporated by reference herein, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. Unless otherwise specified in a Confirmation, any capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Swap Definitions, and the Commodity Definitions (except that references to “Swap Transactions” in the definitions will be deemed to be references to “Transactions”). In the event of any inconsistency between the provisions of the Swap Definitions and the Commodity Definitions, the Commodity Definitions will prevail. In the event of any inconsistency between the provisions of this Agreement and the ISDA Definitions, this Agreement will prevail. In the event of any inconsistency between the provisions of the Credit Support Documents, if any, and the ISDA Definitions, the Credit Support Documents will prevail. Subject to Section 1(b) of this Agreement, in the event of any inconsistency between the provisions of any Confirmation and this Agreement or the ISDA Definitions, the Confirmation will prevail for the purpose of the relevant Transaction; provided however, a Confirmation may not amend or conflict with any provisions of this Agreement regarding Events of Default, or Termination Events.

(g)	Change of Account. Section 2(b) is hereby amended by adding the following at the end thereof:

“and provided that, unless the other party consents (which consent shall not be unreasonably withheld, conditioned, or delayed), such new account shall be in the same tax jurisdiction as the original account.”

(h)	Deduction or Withholding for Tax. Section 2(d)(i)(4) of this Agreement is amended by the addition of a new sub-paragraph (C) as follows:
“(C) Y refusing to supply any form or document under 4(a)(iii) on grounds of material prejudice to its legal or commercial position.”
Section 5(b)(ii) will be amended by the addition of “or (C)” after the words “or (B)” at the end of the last line.
(i)	Agreements — Notices. Section 4(d) of this Agreement is hereby deleted in its entirety and replaced by the following:

“(d) Notice. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.
(j)	Termination Payments by Non-Defaulting Party. Notwithstanding the provisions of Sections 6(e) and 6(d) of the Agreement, if there is a Defaulting Party, the obligations of the Non-defaulting Party to pay to the Defaulting Party any amount under Section 6(e) shall not arise until, and shall be subject to the conditions precedent that, the Non-defaulting Party shall have received confirmation satisfactory to it in its sole discretion that (A) all Transactions are terminated in accordance with Section 6(c), and (B) all obligations (contingent or absolute, matured or unmatured) of the Defaulting Party and any Affiliate of the Defaulting Party to make any payment to the Non-defaulting Party or any Affiliate of the Non-defaulting Party shall have been fully and finally performed, and (C) if the Defaulting Party is subject to the jurisdiction of a bankruptcy court, an order of such bankruptcy court (in form reasonably acceptable to the Non-defaulting Party) shall be final and non-appealable and shall approve such payment by the Non-defaulting Party; and provided, further, that if under the foregoing provisions it is determined that the Non-defaulting Party is to make a payment to the Defaulting Party, there shall be deducted from the amount of such payment all amounts which the Defaulting Party may be obligated to pay under Section 11.

(k)	Transfer. Section 7 is hereby amended to read as follows:

“Subject to the last sentence of Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party and any purported transfer without such consent will be void.”

(l)	Waiver of Right to Trial by Jury. Each of the parties hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction.

(m)	Additional Representations. Section 3 of the Agreement is hereby amended by adding at the end thereof the following subsections (g) through (k):
(g)	Swap Agreement. (1) This Agreement and any Transaction entered into hereunder constitutes a “swap agreement” within the meaning of Section 301 of the Commodity Futures Modernization Act of 2000 (15 U.S.C.A. Section 78c note (West Supp. 2001), (2) each party further represents and warrants to the other party that (i) this Agreement and all Transaction(s) hereunder constitute “forward contracts” and/or “swap agreements” within the meaning of the United States Bankruptcy Code (the “Code”); (ii) it is a “forward contract merchant” within the meaning of the Code with respect to any Transactions that constitute “forward contracts”; (iii) it is a “swap participant” within the meaning of the Code with respect to any Transactions that constitute “swap agreements”; (iv) all payments made or to be made on its behalf pursuant to this Agreement, including the application by a party of Posted Collateral to any amounts due and owing to such party, constitute “settlement payments” within the meaning of the Code; and (v) all transfers of Eligible Credit Support by it or on it behalf under this Agreement constitute “margin payments” within the meaning of the Code.

(h)	Eligible Commercial Entity/Eligible Contract Participant. It constitutes an “eligible commercial entity” or “eligible contract participant” as such terms are defined in the Commodity Exchange Act (7 USC Sec. 1a (11) and (12)).

(i)	Relationship Between the Parties. In connection with the negotiation of, the entering into, and the confirming of the execution of, this Agreement, any Credit Support Document to which it is a party, and each Transaction: (i) it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise); (ii) the other party is not acting as a fiduciary or financial or investment advisor for it; (iii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement and in such Credit

Support Document; (iv) the other party has not given to it (directly or indirectly through any other person) any advice, counsel, assurance, guaranty, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement, such Credit Support Document, or such Transaction; (v) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by the other party; (vi) all trading decisions have been the result of arm’s length negotiations between the parties; and (vii) it is entering into this Agreement, such Credit Support Document, and such Transaction with a full understanding of all of the risks hereof and thereof ( economic and otherwise), and it is capable of assuming and willing to assume ( economic and otherwise) those risks.

(j)	Line of Business. It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(k)	Standardization, Creditworthiness, and Transferability. The material economic terms of the Agreement, any Credit Support Document to which it is a party, and each Transaction have been individually tailored and negotiated by it; it has received and reviewed financial information concerning the other party and has had a reasonable opportunity to ask questions of and receive answers and information from the other party concerning such other party, this Agreement, such Credit Support Document, and such Transaction; the creditworthiness of the other party was a material consideration in its entering into or determining the terms of this Agreement, such Credit Support Document, and such Transaction; and the transferability of this Agreement, such Credit Support Document, and such Transaction is restricted as provided herein and therein.
(n)	Agreement Not Construed Against Drafter. This Agreement (including this Schedule, Credit Support Annex, Paragraph 13 to the Credit Support Annex, any Confirmation, or any other amendment hereto) shall not be construed against the drafter thereof, and the rule of contract construction requiring a contract to be construed against the drafter thereof is expressly waived by both parties.

(o)	Prior Transactions Subject to this Agreement. Any transaction entered into between the parties, now existing or hereafter which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), any combination of these transactions or any other transaction identified as a Transaction in this Agreement or the relevant confirmation whether before, on or after the effective date of this Agreement, is incorporated into this Agreement by reference, shall be a Transaction hereunder and shall be subject to the terms herein.

(p)	Reference Market-Makers. The definition of “Reference Market-makers” in Section 14 of this Agreement is hereby amended by: (i) deleting “(a)” from the second line thereof, (ii) deleting in the fourth line thereof after the word “credit” the words “and (b) to the extent practicable, from among such dealers having an office in the same city” and (iii) replacing such words with the words “or to enter into transactions similar in nature to Transactions.”

(q)	Confidentiality. The contents of this Agreement and all other documents relating to this Agreement, and any information made available by one party or its Credit Support Provider to the other party or its Credit Support Provider with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing party or its Credit Support Provider in making such disclosure, or (iv) as may be furnished to the disclosing party’s Affiliates, and to each of such person’s auditors, attorneys, advisors or lenders which are required to keep the information that is disclosed in confidence. With respect to information provided with respect to a Transaction, this obligation shall survive for a period of one (1) year following the expiration or termination of such Transaction. With respect to information provided with respect to this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement.

(r)	Party B covenants to Party A that it will ensure that its payment obligations hereunder rank at all times pari passu in all respects with any and all of Party B’s payments outstanding on any Advance as such term is defined in the Credit Agreement.
EXECUTED on the dates specified below but effective as of the date first written above.

Party A:	Party B:
BP Corporation North America Inc.	Legacy Energy, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: